Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	MEDIA	Jim Sabourin 423 294 6043

	INVESTORS	Tom White 423 294 8996 Matt Barnett 423 294 7498

Unum elects Joseph J. Echevarria to board of directors

CHATTANOOGA, Tenn. (March 31, 2016) – Unum Group (NYSE:UNM) announced today that Joseph J. Echevarria, former chief executive officer of Deloitte LLP, has been elected to serve as a director of the company effective April 1, 2016.

During his 36-year tenure with Deloitte, Echevarria held increasingly senior leadership positions prior to being named chief executive officer, including U.S. managing partner and chief operating officer. He also served on key boards and committees within Deloitte and its member firm network, including chair of the U.S. Executive and Americas Executive committees and membership on the U.S. and global boards.

“We are very fortunate to have Joe joining our board,” said Tom Watjen, chairman of the board of Unum Group. “He brings to us extensive operational and financial services experience, and I know that he will be a very valuable contributor to our board and company.”

As a Unum board member, Echevarria will serve on the audit and governance committees.

Echevarria is also a director of The Bank of New York Mellon Corporation and Pfizer Inc. In addition, he is actively engaged in Washington, D.C., serving as chairman of My Brother’s Keeper Alliance and as a member of the President’s Export Council and the Presidential Commission on Election Administration. He also joined other CEOs to address some of the country’s biggest challenges through participation in both the Fix the Debt campaign and the Business Roundtable.

Echevarria is a certified public accountant and received his bachelor’s degree in business administration from the University of Miami, where he serves on the board of trustees and the executive committee.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.7 billion in 2015, and provided $6.8 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.